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                                                                    EXHIBIT 10.4




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                    PARTICIPATION AND MANAGEMENT AGREEMENT
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                              BY AND AMONG:




                        (1)   WIPRO LIMITED

                        (2)   WIPRO EPERIPHERALS LIMITED

                        (3)   PROMOTERS






                             Dated August 30, 2000
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                             CONTENTS          Page


Clause Heading

1       Definitions and Interpretation

1.1     Definitions
1.2     Interpretation
1.3     Coming into Force

2       Equity Share capital structure of the company

3       Allotment of shares and debentures

3.1     Issue and Allotment of Wipro Equity Initial Shares/Debentures
3.2     Subscription of equity shares by promoters and others

4       Completion
5       Category A Equity Shares held by Wipro
6       Category B Equity shares held by Wipro
7       Further issue of capital
8       Restrictions on promoter shareholding
9       Transfers
10      Board of Directors
11      Super majority items at Board and Shareholder meetings
12      Initial Public Offering by the Company
13      Mergers and Acquisitions/Investments by the Company
14      Company charter documents and overriding effect
15      Confidential Information
16      Term of the agreement and termination
17      Governing law and dispute resolution
18      Non compete obligations between Wipro and the Company
19      Relationship between Wipro and the Company
20      General provisions

                    PARTICIPATION AND MANAGEMENT AGREEMENT

This PARTICIPATION AND MANAGEMENT AGREEMENT is entered into as of the 30th ____ day of August ____________, 2000 by and among:

1. WIPRO LIMITED, a company deemed to be incorporated under the Companies Act, 1956, and having its registered office at Doddakannelli, Sarjapur Road, Bangalore - 560 035 (hereinafter referred to as "WIPRO" which expression shall unless it be repugnant to the context be deemed to include its successors in title and permitted assigns);

2. WIPRO ePERIPHERALS LIMITED, a company incorporated under the Companies Act, 1956, and having its registered office at 40/1A, Basappa Complex, Lavelle Road, Bangalore] (hereinafter referred to as "COMPANY" which expression shall unless it be repugnant to the context be deemed to include its successors in title and permitted assigns);

3. THE PARTIES listed in Exhibit A to this Agreement (hereinafter collectively referred to as "PROMOTERS", which expression shall unless it be repugnant to the context be deemed to include its successors in title and permitted assigns).


WHEREAS:

A. Wipro is a diversified company having a presence in a number of businesses including the business of manufacture and marketing of computer peripherals through its Peripherals Systems Division (PSD) which forms part of Wipro Infotech business) of Wipro (also known as Wipro Peripherals).

B. Wipro has decided to restructure the Peripherals Systems Division (PSD) as a separate legal entity to allow entrepreneurial talent to get strategic investment, to facilitate the growth of the volume driven product business in the new entity and to create value for its shareholders.

C. Consequent to this decision, Wipro has entered into the Memorandum of Understanding dated June 30, 2000 with the Purchaser's promoters for the transfer of PSD to the Purchaser (after its incorporation).

D. Consistent with the requirements of the MOU, the Purchaser has since accepted the provisions of the MOU as valid and binding on itself, in accordance with the provisions of the Companies Act, 1956, Specific Relief Act.

E. In keeping with the terms of the MOU, Wipro and the Company have entered into the Business Sale and Purchase Agreement to transfer the Business (as defined in the Business Sale and Purchase Agreement) to the Company.

F. In consideration of the transfer of the Business, this Participation and Management Agreement is being entered into by and between the Parties hereto. In addition, WIPRO, the Promoters and the Company would also be entering into the following agreements:

        i.    Participation and Management Agreement
        ii.   Trademark licence agreement
        iii.  Facilities and Services agreement
        iv.   Intellectual Property Assignment Agreement
        v.    Employee Transfer Agreement

NOW THEREFORE, in consideration of the mutual promises of the parties hereto and other good valuable considerations, the parties hereto agree as follows;



1.      DEFINITIONS AND INTERPRETATION

1.1     Definitions:

In this agreement, the terms listed below shall, unless the context requires otherwise, have the meanings attached to them. These terms may be identified by the capitalization of the first letter of each principal word thereof.

1.1.1 "Initial Wipro Equity Shares" means 5,460,000 fully paid up (Five million forty six thousand) Equity Shares having a nominal value of Rs. 10/- each issued at par (representing 39% of the total issued and paid up Equity Shares of the Company) to be issued and allotted by the Company on a preferential basis to Wipro pursuant to the provisions of this Agreement which is the aggregate of the Category A equity share and Category B equity share.

1.1.2 "Articles of Association" refers to the articles of association of the Company as set out in Exhibit B.

1.1.3 "Board of Directors" or "the Board" means the board of directors of the Company.

1.1.4   "Business Associate" means

        a. the dealers of PSD and Vendors of PSD each of whom have completed a minimum of 2 years of continued association with PSD
        b. persons whom the Board of Directors of the Company consider to be appropriate with the prior written consent of WIPRO.

1.1.5 "Category A Equity Shares" refers to 2,100,000 fully paid up (Two million One Hundred thousand) Equity Shares having a nominal value of Rs. 10/-each (representing 15% of the total issued and paid up Equity Shares of the Company) allotted by the Company to Wipro pursuant to the provisions of this Agreement and which are subject to the right of first refusal to be given by Wipro to the Promoter as per Clause 5 of this Agreement.

1.1.6 "Category B Equity Shares" refers to 3,360,000 fully paid up (Three Million Thirty Six Thousand) Equity Shares having a nominal value of Rs. 10/- each (representing 24% of the total issued and paid up Equity shares of the Company )allotted by the Company to Wipro pursuant to the provisions of this Agreement and which are subject to a lock in as per Clause 6 of this agreement

1.1.7 "Completion" shall have the meaning assigned to it under Clause 4.4 of this Agreement.

1.1.8 "Debentures" refers to the 1,000,000 12.5% 5 Year redeemable secured debentures having a nominal value of Rs. 100/- each issued and allotted to Wipro pursuant to the provisions of this Agreement.

1.1.9 "Effective Date" means the close of business on August 31, 2000 or such other date as the parties may mutually agree in writing.

1.1.10 "Confidential Information" means all information relating to the Company which might fairly be considered to be of a confidential nature and identified as confidential at the time of disclosure and includes, but is not limited to:

        a. any business or technical information whether or not stored in any medium, relating to the business of the Company (and/or those of its customers) including but not limited to financial information, equipment, documentation, strategies, marketing plans, pricing information, information relating to existing, previous and potential customers and contracts disclosed to either Party or its Representatives (as defined hereinbelow);

        b. information relating to the Company which is obtained whether (without limitation) in writing, pictorially, in machine - readable form, on floppy diskettes or orally, by any Party or its Representatives from either the Company or its Representatives, in each case in connection with the business relationship between Wipro, the and the Promoters;

        c.  information derived from information falling within this definition;
        d.  original information supplied by the Company;

        Notwithstanding the above, however, no information constitutes confidential information if it is generic information or general knowledge which the Promoter would have learnt in the course of similar employment elsewhere in the trade or if it is otherwise publicly known and in the public domain;

1.1.11 "Corporate Approvals" means the internal approvals to be obtained by the Shareholders and the Company to execute, deliver and perform their obligations under this Agreement including the Related Agreements and related documents and all proceedings required under applicable corporate law to be taken to authorize the execution, delivery and performance of this Agreement including the Related Agreements and related documents.

1.1.12 "Equity Shares" or "Shares" means fully paid up equity shares of the Company having a nominal value of Rs.10/- each.

1.1.13  "Final IPO Deadline" shall refer to March 31, 2004;

1.1.14  "Initial Public Offering" or "IPO" means

        a. listing of the Company's shares on a stock exchange in India or overseas
        or
        b. merging of the Company with any other company listed on a stock exchange in India or overseas

1.1.15  "New IPO Deadline" shall refer to March 31, 2003;

1.1.16 "New Business Activity" shall have the meaning assigned to it under Clause 11.1(b) of this Agreement.

1.1.17  "Original IPO Deadline" shall refer to March 31, 2002
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1.1.18  "Parties" means WIPRO, the Company and the Promoters collectively and the term "Party" shall be construed accordingly.

1.1.19 "Premium" means either issue of shares at a price higher than face value of the shares or issue of shares which is mandatorily linked to subscription of preference shares along with the subscription for the Equity shares.

1.1.20 "Promoter Nominated Directors" shall refer to the director nominated by the Promoters prior to the Effective Date and subsequently in accordance with Clause 10.3 of this Agreement.

1.1.21  "Promoters" means all the Company employees who are  either;

        a. shareholders of the Company each of whom individually or along with their Relatives or through any other legal entity or body corporate hold more than 2%% of the equity share capital of the Company.

        b. holding equity stock options which upon vesting of such options would constitute more than 2% of the equity share capital of the Company

        It is clarified that for (b) above, mere vesting and not exercise of options is relevant.

1.1.22 "PSD" means the Peripherals Systems Division (which forms part of the Wipro Infotech business) of the WIPRO (also known as Wipro Peripherals).

1.1.23 "PSD Employees" means all the employees of Wipro who were as on July 15, 2000 employed by Wipro in PSD

1.1.24  "Physical incapacity" means either;

        a. "Permanent Disability" of whatsoever nature be it physical, mental or otherwise which incapacitates or prevents or handicaps an employee from performing any specific job , work or task which the said employee was capable of performing immediately before such disablement.

        b. total disablement as a result of any action by any person in any manner whatsoever

1.1.25 "Wipro Employees" means all the employees of Wipro other than the employees who has completed a minimum of 2 years of service in Wipro.

1.1.26 "Related Agreements" shall refer to Business Sale and Purchase Agreement, Trade Mark Licence Agreement, Facilities and Services Agreement and Intellectual Property Assignment Agreement

1.1.27 "Relatives" means all the relatives as defined under Section 6 of the Companies Act, 1956.

1.1.28 "Shareholders" means WIPRO, the Promoters and the individuals set out in Clause 3.2 of this Agreement, who will hold shares in the Company pursuant to this Agreement and the Related Agreements.

1.1.29  "Shareholding" means the Shares held by any Shareholder.

1.1.30 "Strategic Investor" means an investor as proposed by the Company who would bring significant value to the Company with the prior written consent of Wipro as long as Wipro holds at least 10%..

1.1.31 "Transfer" in relation to Shares shall mean the sale, assignment, transfer, alienation of, or the grant of any option or right to purchase Shares.

1.1.32 "Wipro Nominated Directors" shall refer to the directors nominated by Wipro in accordance with Clause 10 of this Agreement.



1.2     Interpretation:

Unless otherwise stated or unless the context otherwise requires, in this
Agreement:

(a) References to any document or agreement including this Agreement shall be deemed to include any references to such documents or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein.

(b) References to a statute, ordinance or other law shall be deemed to include regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

(c) References herein to Clauses Exhibits and Schedules are to clauses in and schedules to this Agreement unless the context requires otherwise and the Exhibits and Schedules to this Agreement shall be deemed to form part of this Agreement. The headings are inserted for convenience only and shall not affect the construction of this Agreement.

(d) Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

1.3     Coming into Force

        This Agreement shall come into force and become effective on the Effective Date.

2       EQUITY SHARE CAPITAL STRUCTURE OF THE COMPANY

2.1 The Authorised Equity share capital of the Company shall initially be Rs.150 Mn dividend into 15,000,000 equity shares of Rs.10/- each.

2.2 The initial issued, subscribed and paid up Equity share capital of the Company shall be Rs.140,000,000 divided into 14,000,000 equity shares of Rs.10/-each.

3       ALLOTMENT OF SHARES AND DEBENTURES

3.1     ISSUE AND ALLOTMENT OF WIPRO EQUITY INITIAL SHARES / DEBENTURES

3.1.1 Consistent with the requirements of Clause 3.01 of the Business Sale and Purchase Agreement and in consideration of the sale of the Business (as defined in the Business Sale and Purchase Agreement):

        (a) Wipro shall be issued and allotted the Initial Wipro Equity Shares on the Completion Date.

        (b) Wipro shall be allotted the Debentures on the Completion Date. The Debentures are to be redeemed in 10 quarterly installments with a moratorium of 10 quarters from the Effective Date. Interest will be payable quarterly on a rear-ended basis.

3.1.2 The Company shall be liable for payment of stamp duties in respect of the issue of the Initial Wipro Equity Shares and the Debentures.



3.2     SUBSCRIPTION OF EQUITY SHARES BY PROMOTERS AND OTHERS

3.2.1 The Promoters and PSD employees shall as of the Completion Date subscribe to, and be allotted, such number of Equity Shares representing 26% of the total issued and paid up Equity Shares of the Company. This allotment shall be at par.

3.2.2 Wipro Employees, Business Associates and Strategic Investors shall as of the Completion Date subscribe to, and be allotted, such number of Equity Shares representing 35% of the total issued and paid up Equity Shares of the Company. This allotment shall be at a premium.



4.      COMPLETION

4.1 Completion shall take place at Wipro's offices on the August 31, 2000 or such other date as the parties may mutually agree.

4.2 Prior to completion, the Company shall ensure that the following actions are undertaken:

        (a) Obtaining of Corporate Approvals by the Company and the delivery of true copies of the same to Wipro;

        (b) Receipt by Wipro from the Company of a certified true copy of the resolution of the board of directors of the Company authorizing the issue of the

            i.  Initial Wipro Equity Shares
            ii. Equity shares to Promoters, PSD employees, Wipro employees,
                Business Associates and Strategic Investors in terms of clauses
                3.2.1 and 3.2.2 herein

4.3 Prior to completion, Wipro shall obtain its Corporate Approvals and deliver true copies of the same to the Company.

4.3 Completion of the allotment of the Allotment Shares and the Debentures referred to in Clause 2.1(a) and (b) shall take place at Wipro's offices on the Effective Date or such other date as the parties may mutually agree .

4.4 It is hereby agreed that on Completion all (and not part only) of the following business shall be transacted:

        (a) The consideration referred to in clause 3.02 of the Business Sale and Purchase Agreement has been paid by the Company to Wipro.

        (b) The Promoter Nominated Director of the Company and the Company shall procure a Board meeting of the Company to be held on the Completion Date for transacting the following business:

                (i) Allotment of initial Wipro Equity Shares and the Debentures to Wipro;

                (ii) Appointment of the Wipro Nominated Directors on the Board
                     and the re-constitution of the Board in accordance with the provisions of this Agreement;

        (c) The Parties shall procure the holding of an Extra-Ordinary General Meeting of the shareholders of the Company to adopt the amendments to the Articles of Association of the Company as provided in Schedule B to this Agreement.

        (d) Immediately after the conclusion of the Extra-Ordinary General Meeting of the shareholders of the Company, the Parties shall procure another meeting of the Board to be held for transacting the following business:

                (i) to note the adoption of the amendments of the Articles of Association of the Company as set out in Schedule B to this Agreement.

                (ii) To take on record the duly executed Related Agreements.

4.5 Within 30 days after completion or such other date as may be mutually agreed upon between the parties, the Company shall pay Wipro the adjusted consideration referred to in Clause 3.02. If such amount is not paid by that date, interest @ 15% p.a. shall accrue on such amount from the due to the date of payment.


5.      CATEGORY A  EQUITY SHARES HELD BY WIPRO


5.1 For a period of three years from Effective date, whenever Wipro desires to sell the Category A Equity Shares, 1, the Promoters shall have a right to purchase all of the Category A Equity Shares held by Wipro at the highest of the following amounts :


        a. Rs.54/- (Rupees Fifty Four only) per share provided the purchase of the Category A Equity Shares is during the third year from the Effective Date, or Rs.54 (Rupees Fifty four only) per share duly discounted by 12% per annum provided if the purchase of the Category A Equity Shares is earlier than in the third year
        b. 75% of the price per share offered by any thirty party to the Promoters for the shares
        c. 75% of the market value. to be calculated on the basis of the average closing price on the Bombay Stock Exchange / National Stock Exchange (if listed in India) or any overseas exchange (if listed abroad), whichever is higher, for the trading sessions of the preceding 6 weeks.

5.2 After the expiry of three years from effective date, Wipro shall be free to sell the Category A Equity Shares to any third party without any right of first refusal as envisaged in Clause 5.1.

6.      CATEGORY B EQUITY SHARES HELD BY WIPRO

6.1 The category B Equity shares held by Wipro shall be subject to a lock in for a period of three years from Effective date and therefore Wipro shall not be entitled to sell Category B Equity shares during this period.

6.2 After the expiry of the lock in period of three years, Wipro shall be entitled to sell the Category B Equity Shares subject to the provisions of Clause 6.3

6.3 Wipro shall, prior to the Transfer of any or all of the Category B Equity Shares to any third party buyer, grant to the Promoters the preemptive right to acquire all the Category B Equity Shares, on fixed terms and conditions (including as to price).

6.4 Wipro shall offer the right to acquire the Category B Equity Shares by service of a written notice, which shall contain details of the terms and conditions (including as to price).

6.5 The Promoters shall communicate their acceptance of all the Category B Equity shares offered by Wipro. Alternative the Promoters can reject the right to acquire all the Category B Equity Shares, by service of a written notice within 30 business days of receipt of the notice from Wipro. If the Promoters fail to communicate their acceptance or rejection of the right to acquire the Category B Equity Shares, they shall be deemed to have rejected Wipro's offer.

6.6 In the event that the Promoters reject Wipro's offer, Wipro shall be free to sell the Category B Equity Shares to any third party buyer on terms and conditions (including as to price) that are no more favourable than those set forth in its offer under Clause 6.3.

6.7 Notwithstanding the provisions of Clause 6.4, Wipro may at its sole discretion permit the promoter to accept part of the category B Equity Shares offered by Wipro to the Promoter.


7.      FURTHER ISSUE OF CAPITAL

7.1 After the Effective Date, the Company shall be free to issue upto an aggregate amount not exceeding 10% of the paid up equity share capital of the Company

                b.  stock options to Employees
                c. share warrants to dealers of PSD each of whom have completed a minimum of two years of continued association with PSD.

        However, in the case of issue of share warrants, Company shall collect not less than 25% of the issue price of the share warrants at the time of issue..

        The restriction under this Clause shall not apply to the extent of stock options granted by the Company in lieu of WERT awards or WESOPs given by Wipro to PSD employees.

7.2 After the Effective Date, except as provided in Clause 7.1, the Company shall not issue or allot any further Shares of the Company unless such issue or allotment (and the terms and conditions in connection thereto) has received the prior written consent of Wipro .

7.3 For a period of two years from the Effective Date, Wipro shall not unreasonably withhold consent and shall not place any unreasonable terms for such issue and allotment particularly if the valuation of such issue is higher by 30% per annum than the initial issue (referred to in Clause 3.2). or the price at which the IPO is made by the Company.

7.4 After the period of two years from the Effective Date, Wipro shall be free (at its own discretion and without assigning any reasons) to withhold consent and to place any terms for such issue and allotment.

8.      RESTRICTIONS ON PROMOTER SHAREHOLDING


8.1 For a period of three years from the Effective Date or one year after the IPO, whichever is later, and as long as Wipro holds at least 10% of the Equity Share capital of the Company, the Promoters shall not be entitled to transfer any of the Shares acquired by them pursuant to Clause 3.2.1 without the prior written consent of Wipro.

8.2 After the lapse of the period referred to in Clause 8.1 and till the end of the fifth year from the Effective Date, the Promoters shall not be entitled to transfer any of the Shares acquired by them pursuant to Clause 3.2.1 unless the proposed transferee of such Shares offers to purchase, on a pro-rata basis, the Shares held by Wipro on the same terms and conditions (including as to price) arrived at by and between the Promoters and the proposed transferee.

8.3 In the event that Wipro refuses to accept the offer of the proposed transferee as per Clause 8.2, the Promoters shall be entitled to transfer their Shares to such proposed transferee. Wipro shall however be required to purchase the said Shares of the Promoters on the same terms and conditions (including as to price) arrived at by and between the Promoters and the proposed transferee.

8.4 With respect to the Wipro's rights under Clause 8.2, the various restrictions that apply to Wipro's ability to sell its Shares under Clause 6 of this Agreement shall not apply.

8.5 After the lapse of the period referred to in Clause 8.2 i.e. the end of the fifth year from the Effective Date, the Promoters shall be free to sell their Shares to any third party.

8.6 For a period of three years from the Effective Date, or the date of IPO whichever is later, in the event of Mr Ram N Agarwal being physically incapacitated in discharging his duties or in the event of death of Mr Ram N Agarwal , Mr Ram Agarwal or the legal heirs of Mr Ram Agarwal as the case may be shall have either of the following two options:

        1. to opt for selling all the shares held by Mr Ram Agarwal and his relatives in the Company to Wipro at two times of the book value of the shares

                         or

        2. to opt for granting Wipro or its representatives an irrevocable and unconditional power of attorney to enable Wipro or its representatives to represent them at all General Body meetings of the Company .

9.      TRANSFERS

9.1 Subject to applicable law, the Board of the Company shall not make any transfer of Shares, which does not meet with the following requirements:

        (a) conflicts with the provisions of this Agreement and the obligations of the Parties hereunder;

        (b) the failure or refusal by the transferee to give a letter agreeing to be bound by the provisions of this Agreement.

9.2 Consistent with the need to ensure compliance with the provisions of this Agreement, the Parties hereto including any Promoters referred to in Clause 20.5 shall not except with the prior written consent of Wipro and on such terms and conditions which are agreeable to WIPRO, pledge, charge or otherwise encumber any of the Shares of the Company nor otherwise use such Shares as collateral for any purpose which could result in an involuntary Transfer of such Shares in favour of any person.

10.     BOARD OF DIRECTORS

10.1    The strength of the Board of Directors of the Company shall be five.

10.2 As long as Wipro holds more than 10% of the total issued and paid up Equity Shares of the Company, there shall be two Wipro Nominated Directors (one of whom shall be a permanent director) The remaining two directors shall be Mr Ram N Agarwal and one external independent Director.

10.3 In the event of Wipro's Shareholding being more than 5% and less than 10% of the total issued and paid up Equity Shares of the Company, there shall be one Wipro Nominated Director (who shall be a permanent director).

10.4 In the event of Wipro's shareholding dropping below 5% of the total issued and paid up Equity Shares of the Company, Wipro shall not have any right to nominate any director.

10.5 Upto the IPO of the Company, the Promoters shall have a right to nominate one director as a Promoter Nominated Director.


10.6 The Company may increase the number of directors from five to seven. Any increase in the number of Directors beyond 7 numbers shall be subject to the the prior written consent of Wipro.

10.7 The Parties shall vote (or cause their representatives to vote) in favour of the election / appointment of a person nominated by Wipro ) as a Director.

10.8 The parties agree and undertake that the Company shall be managed by the Board. The parties further acknowledge that the role of Wipro in the management of the Company is one of a supporting and enabling nature. Keeping in view this spirit, the Wipro Nominated Directors shall provide guidance and advise while participating in the meetings of the Board and Sub-Committees of the Board.

10.9 In the event of there being a conflict between Wipro Nominated Directors and the other Directors on the Board on any item of business placed for consideration before the Board (such business hereinafter referred to as "the issue in conflict") , the Chairman of the Board shall forthwith appoint a sub committee of the Board comprising of one Wipro Nominated Director, the Managing Director of the Company and one independent Director. The Sub Committee of the Board shall thereafter debate and decide on the issue in conflict. The decision of such Sub committee shall be by way of a simple majority. All decisions taken by the Sub Committee shall be approved by the Board.

10.10 The parties agree and undertake that they will vote together at all General Body meetings of the Company in accordance with the spirit of the resolution passed by the Board.

11.     SUPER-MAJORITY ITEMS AT BOARD AND SHAREHOLDER MEETINGS

11.1 Notwithstanding any other provisions of this Agreement and subject to such approvals as may be required under applicable law, for a period of three years from the Effect Date, any action with respect to the following super-majority items shall require the positive affirmative vote of Wipro Nominated Director appointed as a permanent Director at a Board meeting and the positive affirmative vote of Wipro shareholder representative at any meeting of the General Body where such item is considered:

        (a) approval of the sale and registration of the transfer by the Promoters of any or all of the shares alloted by the Company to the Promoters in terms of clause 3.2.1.

        (b) Company undertaking or proposing to undertake any New Business Activity without the express written consent of Wipro. Provided that Wipro will not unreasonably withhold consent unless in good faith it is of the view that the New Business Activity conflicts with, or is in competition with, its own business activities as of such date.

11.2 For purposes of Clauses 11.1 (b), it is clarified that the term "New Business Activity" shall not include any of the following business activities ;

                i. The business activity of computer/internet peripherals and Software/Services in relation to such peripheral products.
                ii. Software Services business , provided the turnover from such Software services business shall not exceed 5% of the total turnover of the Company
                iii. Any business which conflicts or competes with the businesses pursued by Wipro, provided the turnover of such conflicting or competing business shall not exceed 30% of the total turnover of the Company

11.3 In the event of the business referred to in clause 11.2(iii) above exceeds 30% of the total turnover of the Company, then Wipro may, at its sole discretion insist upon the following actions

        a.  revocation of the name "Wipro" from the name of the Company
        b. purchase by the Promoters at the price referred to in clause 5.1 above, all the Category A Equity Shares as well as such percentage of Category B Equtiy shares held by Wipro so as to bring the shareholding of Wipro in the Company to less than 20% of paid up Equity shares capital of the Company


11.4 In the event of there being a default by the Promoters to comply with the conditions at Clause 11.3 (a) and (b) above, the Company would be under an obligation to forthwith reduce the percentage of turnover from such conflicting or competing business in the Company to not less than 30% of the total turnover of the Company.

11.5    For the purpose of Clause 11.1 and 11.2;

        . Peripherals refers to all devices / equipments capable of connecting to / with computers and networks including telecom / datacom networks.

        . Business activity includes design, development, manufacture, marketing, sales, distribution, trading and support with or without the help of web/internet.)



12.     INITIAL PUBLIC OFFERING (IPO) BY THE COMPANY

12.1 The Company and the Promoters undertake to procure a public listing of the Shares on a stock exchange in India or abroad and to make an IPO of its Shares.

12.2 The IPO shall be made by the Original IPO Deadline. This deadline may be extended to the New IPO Deadline in the event only that unfavourable conditions for an IPO exist at and before the Original IPO Deadline. However if such unfavourable market conditions for an IPO persist up to the New IPO Deadline, the Company shall procure the listing and IPO of its shares on a stock exchange in India or abroad by the Final IPO Deadline.

12.3 The Company and the Promoters shall ensure that the Wipro's name is not used for any IPO related activity and that Wipro will not be treated as a "promoter" in terms of any Guidelines / Regulations issued by the Securities and Exchange Board of India.

12.4 Appropriate and adequate disclosure, with respect to Wipro's decision to focus on its existing business, shall be made in any prospectus / offer document for an IPO by the Company. In this connection, Wipro shall, be entitled to vet and approve the draft of a prospectus for an IPO to the Company within such reasonable time as may be mutually agreed by and between the Parties.

12.5 At the time of IPO or prior to IPO by the Company, the parties to the Agreement agree and undertake to mutually agree to do such amendments of the various provisions of the Agreement so as to ensure that these terms and conditions are not at conflict or variance with the Company Law or regulations issued by SEBI or stock exchanges as the case may be.


13.     MERGERS AND ACQUISITIONS / INVESTMENTS BY THE COMPANY

13.1 For a period of three years from the effective date and as long as Wipro holds atleast 10% of the Equity share capital of the Company, the Company shall be entitled to acquire and / or invest in any company, provided that such a company is not engaged in any New Business Activity.

13.2 Notwithstanding Clause 13.1, the Company shall be entitled to make any acquisitions / investments in any company / engaged in any new business activity subject to the limit of 19% of the total issued and paid up equity capital of the investee Company or Rupees 40 Million (whichever is lower) .

13.3 Notwithstanding Clauses 13.1 and 13.2, the Company shall be entitled to make acquisitions / investments in any company only if:

        (a) There has been no default in any payments to Wipro due under this Agreement or under any Related Agreement;

        (b) In case of default, at Wipro's option, all the Initial Wipro Equity Shares and the Debentures are transferred / bought back before the acquisition / investment;

        (c) The provisions of this Agreement and the rights and obligations of the Parties hereunder are not affected in any way, without the prior written consent of Wipro.


13.4 Notwithstanding Clauses 13.1, 13.2 and 13.3 the Company shall be entitled to restructure itself in any legal form including demerger and slump sale subject however to the condition that;

        a. That there has been no default in any payments by the Company to Wipro in terms of the Agreement as well as the Trade Mark licence agreement or under any other agreement or understanding whatsoever.

        b. The percentage of shareholding of Wipro in the legal entity arising out of such demerger or slump sale shall not be lower that the percentage of shareholding of Wipro in the Company

14.     COMPANY CHARTER DOCUMENTS AND OVERRIDING EFFECT

14.1 The Parties agree that the Memorandum and Articles of Association of the Company shall as far as possible, incorporate and reflect the provisions of this Agreement.

14.2 The Parties agree that their rights and obligations vis-a-vis the Company including issues of operation and management of the Company shall be interpreted, acted upon and governed in accordance with the terms and conditions of this Agreement.

14.3 The Parties agree that as between themselves this Agreement shall govern their contractual relationship and that this Agreement shall have an overriding effect notwithstanding anything contained in any other document and / or agreement (including the Memorandum and Articles of Association of the Company).

14.4 In the event of any ambiguity or inconsistency between the provisions of this Agreement and the Memorandum and Articles of Association, this Agreement will prevail and such ambiguity / inconsistency will be removed (and the Parties will so endeavour) to the extent permissible, by carrying out necessary modifications to the Memorandum and Articles of Association to ensure that the same are in conformity with the provisions of this Agreement.

14.5 The Parties agree that they will ensure that their duly authorised representatives, proxies and / or agents representing it at a Board or shareholders meeting of the company, shall exercise its votes in such a manner as to comply with and to fully implement the provisions of this Agreement.


15.     CONFIDENTIAL INFORMATION

15.1 Any Confidential Information disclosed to any party hereto (a "Receiving Party") by another party hereto (a "Disclosing Party") in connection with the negotiation, execution or performance of this Agreement or the Related Agreements or the management or operation of the Company shall be deemed and treated by the Receiving Party as confidential, shall be used only for the purposes of negotiating and implementing the joint venture and related business purposes and shall not be disclosed to any third party without the prior written consent of the Disclosing Party, provided, however, that the foregoing restriction shall not apply to the extent, but only to the extent, that any confidential information: (a) becomes generally available to the public through no fault of the Receiving Party or its agents; (b) is or has been disclosed to the Receiving Party, directly or indirectly, by a person, firm or entity having no obligation to the Disclosing Party; or (c) is required to be disclosed under any applicable law, rule, regulation or governmental order.

15.2 The Receiving Party shall take all steps necessary or appropriate to protect the Confidential Information against unauthorised disclosure or use, including, but not limited to, causing all employees of the Receiving Party to execute confidentiality agreements or employment agreements containing confidentiality provisions. The Receiving Party shall immediately notify the Disclosing Party of any unauthorised disclosure or use of any Confidential information that comes to the Receiving Party's attention, and shall take all action that the Disclosing Party may reasonable request to prevent any further unauthorised disclosure or use of such Confidential information.

15.3 This Agreement including the Related Agreements, the related documents and all aspects of the negotiation, preparation and operation of the joint venture must be kept confidential and shall not be disclosed to any third party except as agreed by and between the Parties hereto or as may be required by the regulations of any stock exchange by which the disclosing party may be bound. Except for any disclosures required by law or the rules of any stock exchange, timing and content of any other announcements, advertisements, press releases and public statements concerning the joint venture negotiations and the joint venture will be by mutual written agreement by and between the Parties hereto. Any inquiries from the public regarding the joint venture or the relationships among the parties are to be referred to an official spokesperson to be determined by the Parties, who shall also make any announcements or releases of information required by law or the rules of any stock exchange as mutually directed by both of the Parties.

15.4 The obligations set forth in this Clause 15 shall survive the expiration or termination of this Agreement.


16.     TERM OF THE AGREEMENT AND TERMINATION

        This Agreement shall come into force in a manner provided in Clause 1.3 and shall remain in full force and effect until the termination of this Agreement by the Parties hereto.


17.     GOVERNING LAW AND DISPUTE RESOLUTION


17.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of India.

17.2 Any dispute, controversy or claim arising out of or in relation to this Agreement or the breach, termination or invalidity thereof, if the same cannot be settled amicably among the concerned parties hereto, shall be settled by final and binding arbitration in accordance with the Arbitration and Conciliation Act. The arbitration proceedings, shall take place at Bangalore in India and the proceedings shall be exclusively in English.

17.3 No party hereto shall be entitled to commence or maintain any action in a court of law upon any matter in dispute until such matter shall have been submitted to arbitration and determined as provided above, and then only for the enforcement of the arbitral award.

17.4 Pending the resolution of a dispute by arbitration, the parties hereto shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the arbitral award.


18.     NON-COMPETE OBLIGATIONS BETWEEN WIPRO AND THE COMPANY

18.1 For a period of three years from the Effective date, Wipro confirms to the Company that it will not enter into the business of manufacturing dot matrix printers

18.2 In consideration of this confirmation, the Company agrees to pay Wipro a non-compete fee of Rs.25.00 Mn (Rupees Twenty Five Million) per year for a period of three years.

18.3 The amount specified in Clause 18.2 above shall be payable by the Company to Wipro in the following manner:

        Quarter ending                          Amount payable                          Due date for payment

        September 30, 2000                      Rs.20,85,000                            October 31, 2000

        Dec 31, 2000 to June 30, 2003           Rs.6,252,000 per quarter                Within 30 days from the
        (11 quarters)                           (Rs.68,772,000 for 11 quarters)         end of every quarter

        September 30, 2003                      Rs. 41,43,000                           October 31, 2003

        Total                                   Rs.75,000,000

        Any delay in payment beyond the above due dates shall be liable to an interest @ 18% p.a. from the due date of payment.

18.4 Notwithstanding anything contained in Clause 18.3, in the event of termination of this Agreement for any reason whatsoever, all monies payable by the Company to Wipro shall become due and payable immediately.


19.     RELATIONSHIP BETWEEN WIPRO AND THE COMPANY

19.1 Wipro agrees to treat the Company as a most preferred vendor in consideration of the Company treating Wipro as most preferred customer.


20.     GENERAL PROVISIONS

20.1 This Agreement and the Related Agreements constitute the entire understanding of the Parties with reference to the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations among the Parties with respect to the subject matter hereof, including the MOU.

20.2 This Agreement shall not be amended, modified, altered or changed in any way except by a writing executed by a duly authorised representative of each Party. A waiver by any Party of any provision of this Agreement or a breach hereunder shall not be deemed to constitute a subsequent or future waiver of the same or any other provision or a breach of this Agreement.

20.3 No Party shall be held liable or responsible for any failure or delay in performance of any or all of its obligations under this Agreement directly or indirectly caused by any circumstances beyond the reasonable control of the Party responsible or affected, including, but not limited to, acts of God, governmental orders or restrictions, war, warlike conditions, hostilities, sanctions, mobilisations, blockades, embargoes, detentions, revolutions, riots, looting, strikes, stoppages of labour, lockouts or other labour troubles, earthquakes, fires or accidents, ("force majeure"); provided, however, that the Party whose performance is prevented by force majeure shall take all reasonable action within its power to comply as fully as possible herewith and to preserve and protect the respective interests of the other Parties. Immediately upon the occurrence of any event or condition of force majeure which affects the performance of a Party under this Agreement, the affected Party shall notify the other Parties of the nature of the event or condition, the effect of the event or condition on the Party's performance and the estimated duration of the event or condition. The affected Party shall also notify the other Parties immediately upon cessation of or changes in the event or condition constituting force majeure.

20.4 This Agreement shall inure to the benefit of and be binding on the respective successors and assigns of the Parties. The Parties agree and undertake that this Agreement shall continue to be valid, binding and enforceable against the Parties as well as their successors and assigns notwithstanding any merger, acquisition, corporate reogranisation by way of change in the ownership and/or management of the Parties or otherwise. In the event of any such merger, acquisition or corporate reorganisation of either of the Parties, the Parties agree and undertake to ensure that the provisions of this Agreement including the Related Agreements continue to remain valid, binding and enforceable against the same management or successor management or entity.

20.5 In the event of any of the PSD employees coming within the defintion of Promoters as defined in Clause 1.1.21, at any point in time after the execution of this Agreement, then Promoter and the Company agree and undertake to ensure that they will take all such steps as may be considered necessary including execution of such documents as may be considered necessary by Wipro to be executed by and among Wipro, Company, Promoters and such new PSD employees so as to ensure that each and every provisions of this agreement including related agreements shall be made valid, binding and enforceable against such promoter.

20.6 If any part of this Agreement is declared invalid or unenforceable, the Parties shall, in good faith, consult with each other and adopt new provisions that will to the greatest extent permitted by law, place the Parties in the same economic position that they would have been in had the invalid part of the Agreement continued in effect and those portions of this Agreement that have not been declared invalid or unenforceable shall remain in full force and effect.

20.7 All notices, communications and other correspondence required or permitted by this Agreement shall be in writing and shall be sent by (a) facsimile, with confirmation copy sent by registered first class airmail, (b) by personal delivery with acknowledgement of receipt or (c) by registered, first class air mail, return receipt requested and postage prepaid, to the following address:

        To WIPRO:       Corporate Vice President - Legal and Company Secretary
                                Wipro Limited,
                                Doddakannelli, Sarjapur Road,
                                Bangalore - 560 035
                                Fax: (91-80) 8440051


        To the Company: Chief Executive Officer
                                Wipro ePeripherals Limited
                                40/1A, Basappa Complex
                                Lavelle Road
                                Bangalore -
                                Fax: (91-80) 2270378

        To the Promoter :       Ram N Agarwal
                                209/1B, HAL II Stage
                                16 B Main
                                Bangalore 560 008

        Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address and (b) if given or made by fax, when despatched.


20.8 No failure or delay by either Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by either Party of any breach by the other of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

20.9 No Party shall without the prior written consent of the other Party issue any press release or otherwise make any public announcement with regard to this Agreement or the transactions contemplated herein, except upon mutual agreement or as may be required by laws to which each Party is respectively subject to.

20.10 This Agreement may be executed in counter-parts and each such counter part shall be considered to be the original as if executed simultaneously.


IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.


SIGNED by Suresh C Senapaty
Corporate Executive VP-Finance                     )
for and on behalf of WIPRO Ltd.                    )
in the presence of: Satish Menon                   )
Corporate Vice President-Legal & Company Secretary

SIGNED by  Mr Ram N Agarwal                        )
for and on behalf of THE COMPANY                   )
in the presence of: G Srinivasan                   )



SIGNED by  Ram N Agarwal                           )
for and on behalf of THE PROMOTERS                 )
in the presence of: G Srinivasan                   )

EXHIBIT A



LIST OF PROMOTERS


1.  Mr Ram N Agarwal